EXHIBIT 10.1


                        MMDS CHANNEL LEASE AGREEMENT


      This MMDS Channel Lease Agreement (this "Agreement") entered into this 10th day of October, 1991, between Lawrence N. Brandt, having his principal place of business at 3201 New Mexico Avenue, N.W., Washington, D.C. 20016 (hereinafter referred to as "Lessor" or "Brandt"), and New England Wireless, Inc., (and any other entities owned or controlled by NEW), a Vermont corporation, having its principal place of business at 56 Green Street, Bellows Falls, Vermont 05101 (hereinafter referred to as "New England Wireless" or "Lessee").

                             W I T N E S S E T H

      WHEREAS, Lessor is the Federal Communications Commission (hereinafter referred to as the "FCC"), applicant and tentative selectee for a four channel Multichannel Multipoint Distribution Service Station (hereinafter referred to as the "MMDS Station"), to operate on Channels E-1, E-2, E-3, and E-4 (hereinafter referred to as the "Channels"), as designated by Subpart K of Part 21 of the FCC's Rules, serving Burlington, Vermont area (hereinafter referred to as the "Market Area" or the "Burlington Market Area"), by line-of-sight transmissions from the MMDS Station.

      WHEREAS, Lessee is undertaking to build and operate a wireless cable system to serve the Burlington Market Area; and

      WHEREAS, Lessor is desirous of leasing service on all of the Channels to Lessee and Lessee is desirous of leasing such service from Lessor.

      NOW, THEREFORE, in consideration of the premises and of mutual promises, undertakings, covenants and conditions set forth herein, the parties hereto do hereby agree as follows:

      1.  Use of the Channels.

        (a) Leased Time. Lessor hereby leases to Lessee the complete transmission capacity on all of the Channels 24 hours a day, seven days a week, every week, as necessary for Lessee's use of the Channels for transmission of Lessee provided video and audio programming, data and other information in connection with Lessee's wireless cable business at reception points selected by Lessee in the Market Area (the "Wireless Cable System") commencing on the day the MMDS Station is constructed and extending for the term of this Agreement and any renewal(s) thereof.

        (b) Scope of Use. The transmission capacity may be used by Lessee for any legal purpose as part of its Wireless Cable System, without any restriction on the substance, format or type of information or signal to be transmitted thereover except that Lessee shall not transmit video and audio programming, data and other information that does not comply with FCC rules and policies or any other applicable federal, state or local requirements, including, but not limited to, FCC policies concerning indecent or obscene programming.

        (c) Obligation to Transmit. Nothing in this Agreement shall be construed to obligate or create a duty on the part of Lessee to actually provide to Lessor for transmission any minimum amount of video and audio programming, data or other information during that air time covered hereby, but the absence of programming shall not relieve Lessee of its obligation to pay Lessor the fees due hereunder.

        (d) Preemption. The use of the Channels leased hereunder are subject to preemption by Lessor in accordance with any requirement or order of the FCC or any other local, state or federal regulatory authority with jurisdiction over the operation of the Channels. However, in the event such preemption exceeds 168 consecutive hours on any one of the Channels or a total of 336 hours in any thirty (30) day period on any or all of the Channels, Lessee may terminate this Agreement without further liability to Lessor.

      2.  Term.

        (a) Initial Term. Subject to the provisions for earlier termination contained in Section 11 hereof, the term of this Agreement shall commence upon the date first written above and shall continue in full force and effect for a period of five (5) years from the Start Date as defined in
Section 6 hereof.  Said period is hereinafter referred to as the "Initial
Term."

        (b) Renewal Term. Subject to the provisions for earlier termination contained in Section 11 hereof, the term of this Agreement shall automatically be extended for up to five (5) successive additional terms of five years each (such additional term(s) are hereinafter referred to as the "Renewal Term(s)") unless Lessee shall have served written notice on Lessor at least six (6) months prior to the expiration date of the then-current Initial Term or Renewal Term that it elects not to renew this Agreement for the subsequent Renewal Term. Commencing no later than six (6) months prior to the expiration of the fifth Renewal Term, if this Agreement has been so extended by Lessee, Lessor and Lessee shall attempt in good faith to negotiate the terms of a further extension of this Agreement. At no time prior to the conclusion of those negotiations may Lessor enter into any agreement contemplating any use whatsoever of any or all of the Channels with any individual or entity other than Lessee.

      3.  Facilities.

        (a) Transmission Point. Lessor's FCC application specifies a transmitter site located at the WJOY/WQCR Radio Tower on Joy Drive in Burlington, Vermont (the "Present Transmission Point") . Lessee has advised Lessor that it has obtained reasonable assurance of the availability of a new Transmission Point (the "New Transmission Point") located on Mount Mansfield, the coordinates of which are 44 [DEGREES] 31' 32", 72 [DEGREES] 48' 54". Lessee will co-locate all of the microwave transmission facilities to be utilized in Lessee's Wireless Cable Business serving the Burlington Market Area at the New Transmission Point. Lessee shall, within thirty (30) days of the date of the Agreement, provide Lessor with an amendment to his pending application to specify the New Transmission Point for the MMDS Station and to conform the design and equipment of the MMDS Station to that of other facilities Lessee intends to utilize in connection with its wireless cable business in the Burlington Market Area. Lessor shall submit such amendment to the FCC within five (5) working days of receipt thereof. In the event that the Commission, prior to or after submission of the modification amendment to specify the New Transmission Point, should issue a Conditional License specifying that construction shall be completed at the Present Transmission Point, Lessor and Lessee shall cooperate in the preparation and filing of an application for modification of conditional license in the same manner as provided for in this Section for filing of an amendment to the presently pending application. It is the intent of the parties that Lessee's design of the MMDS Station and Lessee's specification of equipment shall be approved by Lessor unless Lessor reasonably believes that the design of the MMDS Station or specification of equipment proposed by Lessee will result in non-compliance with the rules or policies of the FCC or Lessor's inability to provide service as contemplated by this Agreement. In the event of such reasonable disapproval by Lessor, the parties shall utilize their best efforts to redesign the MMDS Station to meet both the needs of Lessee's Wireless Cable Business and Lessor's concerns.

        (b) Satisfaction Notice. Upon a grant of (a) Conditional License which specifies that construction shall be completed at the New Transmission Point (the "Modified Conditional License") or (b) a Conditional License which specifies that construction shall be completed at the Present Transmission Point (the "Conditional License"), Lessor shall utilize his best efforts to satisfy any and all conditions that the FCC may impose in the Conditional License or the Modified Conditional License or the FCC's Rules as conditions precedent to the construction and operation of the MMDS Station in a manner consistent with this Agreement and further Lessor shall take all steps necessary to obtain a Modified Conditional License as provided for in Section 3(a) hereof. Lessor shall provide Lessee notice within three (3) workdays of satisfying all conditions that the FCC may impose in the Modified Conditional License or the FCC's Rules as conditions precedent to the construction and operation of the MMDS Station (the "Satisfaction Notice") . Notwithstanding anything in this Agreement to the contrary, Lessee shall not be required to commence construction of the MMDS Station until after Lessor's receipt of the Modified Conditional License and Lessee's receipt of the Satisfaction Notice with respect thereto.

        (c) Construction Schedule. Within sixty (60) days after the date of the grant of the Modified Conditional License, Lessee shall order the Transmission Equipment (as defined in Section 3 (c) hereof), utilizing its best efforts to specify a delivery schedule as necessary to ensure delivery of equipment and construction of the MMDS Station by the earlier of nine (9) months after such grant date or such date that may be specified by the FCC in the Modified Conditional License for completion of construction of the MMDS Station, provided, however, that it has received the Satisfaction Notice provided for in Section 3(b) hereof. In the event that Lessee is unable to complete construction of the Station within the time provided by the FCC for construction of the MMDS Station in the Modified Conditional License for causes reasonably beyond its control, Lessee's time to complete construction shall, subject to FCC approval thereof, be extended for such period as is reasonable under the circumstances. Lessor agrees that upon request of Lessee, it will file reasonable requests for an extension of its time to complete construction of the MMDS Station. Without limiting the
generality of the foregoing, Lessor shall,   upon Lessee's request, request
an extension of the time to construct the MMDS Station in the event the Transmission Equipment is not delivered before ninety (90) days of the date on which Lessor's authority to construct the MMDS Station is to expire under the Modified Conditional License (as such may be extended from time to time). Lessee shall have no obligation to order Transmission Equipment or to construct the Station unless a Modified Conditional License specifying the New Transmission Point shall have been granted by the FCC provided, however, that Lessor and Lessee will use their respective best efforts to obtain grant of a Modified Conditional License.

        (d) Certification of Completion of Construction. Within three (3) workdays after completing construction of the Station, Lessee shall notify Lessor in writing of such completion. Within five (5) workdays of receiving such notice, Lessor shall file a Certification of Completion of Construction of the MMDS Station on FCC Form 494 or any successor form designated by the FCC (the "Construction Certificate") , along with any other documentation as may be necessary at the time to permit the commercial operation of the MMDS Station.

        (e) Transmission Equipment. Lessee shall purchase and install such transmitters and other equipment, including, without limitation, transmitters, combiners and waveguide (hereinafter referred to as the "Transmission Equipment"), which equipment may be shared with other stations, as is required to operate the Channels in accordance with the provisions of FCC rules and regulations and the Station's FCC license. Lessor's consent, which shall not be unreasonably withheld, shall be required as to all Transmission Equipment. Within sixty (60) days after the date of this Agreement, Lessee shall provide Lessor with a list of all proposed Transmission Equipment, except for such Transmission Equipment previously specified in the amendment) to the present application or modification application) to specify the New Transmission Point or within ten (10) days thereafter. Lessor shall be considered to have consented thereto unless he states his reasons for declining consent in writing within ten (10) days after receipt of any list of Transmission Equipment has been provided to the Lessor by the Lessee. It is the intent of the parties that Lessee's specification of Transmission Equipment shall be approved unless Lessor reasonably believes that use of the Transmission Equipment specified by Lessor will result in non-compliance with Lessor's FCC license, the rules or policies of the FCC or Lessor's ability to provide service as required by this Agreement.

        (f) Lease of Transmission Equipment. Lessor shall have no ownership or security interest in the Transmission Equipment. All Transmission Equipment shall be owned by Lessee and shall be leased to Lessor for the sum of one dollar ($1.00) per year for the entire Initial Term and any renewal(s) thereof. In the event of termination (except as a result of Lessor's breach) or non-renewal of this Agreement Lessor shall have the right to purchase the Transmission Equipment at fair market value except for such of the Transmission Equipment as is shared with other FCC-licensed stations. In the event that Lessee shall desire to replace any of the Transmission Equipment, Lessor shall reasonably agree to such replacement and Lessor and Lessee will cooperate to satisfy any FCC requirements with respect thereto.

        (g) Lease of Transmission Point. Lessee agrees to utilize its best efforts to enter a binding lease or option for sufficient space at the New Transmission Point for installation and operation of the transmission facilities (the "New Transmission Point Space") within ninety (90) days after execution of this Agreement and shall, in any event, secure such a lease or option no later than the date on which the FCC grants the Modified Conditional License. Such option and/or lease shall provide for (1) lease of such space for the entire Initial Term and any renewals thereof, and (2) the right of Lessee to sublet such space to Lessor for the entire term thereof. Copies of such option and lease shall be provided to Lessor within ten (10) days of the execution thereof. Such lease shall provide for full and equal rights to access by Lessor and by Lessee or by the authorized representatives of either.

        (h) Sublease of Transmission Point Space. Lessee agrees to sublease the New Transmission Point Space to Lessor during the term of this Agreement for $1.00 per month, provided that Lessor shall have no liability under Lessee's lease with the owner of the New Transmission Point Space, and no liability to Lessee under the sublease except for the payment as specified in this paragraph. In the event of termination (except as a result of Lessor's breach) or non-renewal of this Agreement, Lessee shall if feasible and, if so requested by Lessor and at Lessor's cost and expense, cooperate in seeking assignment of the lease for that part of the Transmission Point used for operation of the Transmission Equipment or in any efforts by Lessor to secure from the owner of the New Transmission Point a lease for the space utilized for the Transmission Equipment at the New Transmission Point.

        (i) Modification of License. Lessor and Lessee acknowledge the possibility that the location and technical configuration of the MMDS Station may from time to time prevent Lessee from optimizing its wireless cable business throughout the term of this Agreement. Lessor therefore agrees that if at any time and from time to time Lessee so requests in writing, Lessor shall use its best efforts to modify its FCC application(s) or license(s) to meet the reasonable requirements of Lessee. Lessee shall pay all costs associated with such modifications (including engineering and legal fees, equipment costs and construction expenses), as provided in Paragraph 5(f) hereof.

      4.  Operation of the Channels.

        (a) Operation of the Transmission Equipment. Lessee shall supply, at its sole cost and expense, personnel to operate and maintain the Transmission Equipment on a day-to-day basis. Said personnel shall insure that the Transmission Equipment shall at all times meet the technical operating requirements set forth in the FCC License and the rules and regulations of the FCC. All operations, maintenance and repair activities shall be undertaken at such times as are consistent with the operating requirements of Lessee's business. Lessor and Lessee shall cooperate to insure that each of them at all times is fully aware of any and all operational, maintenance and repair activities on the Channels. All maintenance personnel shall be under the technical direction, supervision and control of Lessor but shall be contracted for and shall be supervised on a day-to-day basis by Lessee at Lessee's sole expense. All repairs shall be completed as soon as reasonably possible following notification by Lessor to Lessee of the need thereof. Lessee shall have access to the station facilities at all times for any of the foregoing activities. Lessor shall not be liable for any costs, and/or liability whatsoever arising as a result of Lessee's work on the Transmission Equipment pursuant to this Agreement, except liability caused by Lessor's own negligence.

        (b) Operation of Additional Equipment. Lessee, at its own expense, and with the prior written approval of Lessor, which shall not be unreasonably withheld, may make alterations and/or additions to the Transmission Equipment (including, without limitation, encoding and/or addressing equipment selected by it) as may be required by the exigencies of its business from time to time, provided that such alterations and additions do not violate any FCC rules or regulations. Any alterations/additions shall be provided by Lessee and title thereto shall remain in Lessee.
Lessee shall be responsible for the operation, maintenance and repair of all equipment provided by it and shall indemnify Lessor against and shall pay all costs, including legal, engineering, equipment, construction, installation and other expenses associated with any alterations or attachments to the Transmission Equipment, provided, however, that Lessee has approved such costs in advance.

        (c) Interference With Existing Operations. Lessor and Lessee will cooperate in the operation and maintenance of the Transmission Equipment as well as any alterations or attachments added thereto, in such a fashion as to insure that the Channels do not create impermissible interference to any FCC applicants, permittees or licensees which are entitled to protection from such interference under the rules and regulations of the FCC, provided that Lessee shall be responsible at its sole expense for eliminating such interference.

        (d) Reception Equipment. The parties contemplate that the MMDS Station will be licensed and operated on a non-common carrier basis. Therefore, the parties agree that Lessor has no responsibility hereunder to acquire or provide any reception antennas, down converters', decoders, descramblers., related power supplies or any associated equipment ("Reception Equipment") required to display signals transmitted over the Channels on a television set. Lessee may, in its sole discretion and on terms and conditions of its choosing, may, from time to time, install or cause to be installed such Reception Equipment as may be required in order for the general public, or any member thereof, to view the programs to be transmitted over the Channels. Title to all Reception Equipment provided by Lessee hereunder shall vest in Lessee or its designee. Lessee shall be required to install Reception Equipment only at particular locations selected by it. Reception equipment shall be installed, maintained, operated and controlled by Lessee consistent with FCC rules and regulations.

        (e) Program Origination and Delivery. Lessee shall be solely responsible for the origination of all programming to be transmitted over the Channels and the delivery of such programming to the New Transmission Point, including but not limited to the costs of point-to-point microwave channels and earth stations, if any, which it may require for such purpose. Lessee shall bear all costs and expenses of purchasing, installing, operating and maintaining those facilities. Any personnel required to install, operate and maintain any program origination and delivery facilities shall be provided by Lessee, at its sole cost and expense, and such personnel shall be under Lessee's exclusive control.

        (f) Operating Expenses. Lessee shall be solely responsible for and shall indemnify and hold Lessor harmless from all operating expenses resulting from provision of service over the Channels. Said operating expenses shall include all expenses incurred by Lessor in providing service on Lessee's behalf, provided such expenses are approved in advance by Lessee. Any operating costs incurred by Lessor shall be passed through each month on a dollar-for-dollar basis to Lessee and shall be due and payable as provided in Section 5(d) hereof.

        (g) Cooperation of Lessor and Lessee. Lessor shall use, operate and maintain the Transmission Equipment in such a way as not to interfere with Lessee or cause damage to Lessee's facilities equipment or Wireless Cable business. Lessee shall use, operate and maintain the equipment (including any attachments installed to the Transmission Equipment) in such a way as not to interfere with Lessor or cause damage to the Transmission Equipment.

        (h) Maintenance of Authorization. Throughout the Initial Term and any Renewal Term, Lessor shall maintain in force all licenses and other authorizations required in connection with Lessee's use of the Channels hereunder, and shall file and prosecute all necessary applications for license renewal and all periodic reports required by the FCC. Lessor shall not assign, transfer, sell, trade, dispose or otherwise encumber such licenses and other authorizations or modify them in such a way as to impair Lessee's rights hereunder without the prior written consent of Lessee, which shall not be unreasonably withheld.

        (i) Additional Authorizations. Where requested to do so by Lessee in writing, Lessor shall utilize its best efforts to obtain and maintain in force such additional or other authorization) as would help Lessee in its business (including authorizations for relays, repeaters and boosters), obtain all governmental authorizations and fulfill all other usual and customary requirements associated with obtaining and maintaining such authorizations. Lessee shall pay all reasonable costs, including legal, engineering, equipment, construction, installation and other expenses associated with obtaining and maintaining such authorization and constructing, operating, and maintaining the authorized facilities as provided in Paragraph 5(f) hereof.

        (j) Further Efforts. Lessor shall, at Lessee's expense, file and diligently prosecute such reasonable petitions to deny or other protests against applications of third parties for licenses as may be requested by Lessee.

        (k) Prosecution of Applications and Amendments. In the event any person petitions the FCC to deny or otherwise challenges any application filed pursuant to this Agreement, or in the event the FCC grants any application filed pursuant to this Agreement and any person petitions for review or reconsideration of such grant before the FCC or seeks judicial review of such grant, then Lessor and Lessee shall at Lessee's expense oppose such petition or challenge before the FCC or defend such grant by the FCC diligently and in absolute good faith. Should the FCC deny any application filed by Lessor hereunder, Lessee and Lessor shall utilize their best efforts at Lessee's expense, to secure reconsideration or review of such denial and, should such denial become a Final Order, shall utilize their best efforts to redesign the MMDS Station in order to meet Lessee's legitimate business needs and to satisfy the objections of the FCC.

        (l) Covenant Not to Amend or Modify. Because the location and configuration of the MMDS Station and other facilities constructed by Lessee hereunder are critical to Lessee's business, Lessee shall not attempt to further amend the pending Application other than as provided for in Section 3(h) hereof or to modify the Modified Conditional License, or any other application filed hereunder or modify any license or other authorization secured hereunder without the prior written consent of Lessee, which consent shall not be unreasonably withheld.

      5.  Charges.

        (a) Security Deposit. To assure fulfillment of Lessee's obligations hereunder, Lessee shall, on the earlier of (i) six (6) months after the date of execution of this Agreement or (ii) no later than ten (10) days after grant by the FCC of the Modified Conditional License for the Station to specify the New Transmission Point, pay to Lessor a security deposit (the "Security Deposit") in the amount of Eighteen Thousand Dollars ($18,000.00) provided, however, that such Modified Conditional License provides that the Licensee shall have at least a six (6) month period in which the MMDS Station may be constructed. In the event that the FCC shall not have granted a Modified Conditional License within six (6) months of the date of execution of this Agreement, or the FCC shall have granted a Modified Conditional License providing less than six (6) months for construction of the MMDS Station, the Security Deposit shall be placed in an interest bearing escrow account by the law firm of McFadden, Evans & Sill (the "Escrow Agent"). The Escrow Agent shall pay the principal of the Security Deposit to Lessor upon grant of a Modified Conditional License providing a continuous period of six (6) months or more for construction of the MMDS Station. In the event that the FCC should grant the Modified Conditional License containing a condition requiring construction in less than six (6) months from the date of such grant and Lessee determines that the time provided for construction of the MMDS Station is not reasonably sufficient for actual construction of the MMDS Station, the Security Deposit shall be held in escrow by the Escrow Agent and shall be paid over to Lessor within ten (10) days of grant of such extensions of time by the FCC as may be reasonably necessary for construction of the MMDS station as contemplated by Section 3(c) hereof. Lessee may, at its option, terminate this Agreement and the Security Deposit shall be returned to Lessee if Lessor is unable to obtain FCC approval of a Modified Conditional License specifying the new Transmission Point for a period within which Lessee determines it can reasonably comply with the construction schedule contained in Section 3(c) hereof. In any case, a grant of a Modified Conditional License or of any extension thereof authorizing a continuous construction period of six (6) months or more shall be considered reasonably sufficient for construction. In the event of termination pursuant to this provision Lessee's only remaining obligation shall be to pay Lessor's expenses under Section 5(f) of this Agreement through the date of termination. In the event the Security Deposit is then held in escrow, the Escrow Agent is directed to deduct such expenses from the escrowed funds and to pay over the balance of the principal and interest accrued thereon to Lessee. Subsequent to the payment of the Security Deposit to the Lessor, in the event of any default in Lessee's obligations, Lessor shall have the right, at its option and consistent with Section 5(e) hereof, to apply the Security Deposit to the curing of such default. Any such application shall not be a defense to any action by Lessor arising out of said default, and, upon demand, Lessee shall restore the Security Deposit to the then full amount. Failure by Lessee to pay the Security Deposit provided for in this section shall terminate this Agreement, subject, however, to Lessee's obligation to pay Lessor's expenses under Section 5(f) of this Agreement through the date of termination.

        (b) Transmission Fee. Commencing on the Start Date and continuing each month thereafter for the Initial Term of this Agreement, Lessee shall pay to Lessor in consideration of lease of the Channels provided to Lessee hereunder and the performance by Lessor of its additional obligations hereunder, a minimum monthly fee (the "Transmission Fee"), of One Thousand Dollars ($1,000.00) in each of the first twelve months following the Start Date, One Thousand Two Hundred and Fifty Dollars ($1,250.00) in the thirteenth through twenty-fourth months following the Start Date and One Thousand Five Hundred Dollars ($1,500.00) for each of remaining months in the Initial and Renewal Term(s). The Transmission Fee shall only be paid in those months in which the amount payable to Lessor as a Transmission Fee pursuant to this provision is greater than the net amount due and payable to Lessor as a Connection Fee pursuant to 5(c) hereof.

        (c) Connection Fee. Commencing on the Start Date and continuing each month thereafter, Lessee shall pay to Lessor a monthly connection fee (the "Connection Fee") which shall be the product of the average number of wireless cable subscribers receiving Lessee's wireless cable operation over the MMDS Station in the Burlington Market Area during the previous calendar month and a per subscriber fee of Thirty-Five Cents ($.35) per month. For the purposes of computing the Connection Fee due for any month, the term "Subscribers" shall be deemed to mean the number of paid subscribers who have received Lessee's wireless cable programming over Lessor's Station during the prior month. For purposes of the definition of Subscriber, (1) each single family residential dwelling and each single business office or place shall be considered one subscriber and (2) in those situations where programming is sold in bulk for viewing at isolated locations in the same facility (e.g., where a number of viewing units are grouped for billing purposes, such as may be the case with condominiums and hotels) and the Lessee's rates therefore are less than its prevailing monthly rate for the sale of the Lessee's programming over Lessee's wireless cable system to individual subscribers in the Market Area, the number of subscribers from such bulk billing points shall be determined by dividing the total monthly revenues derived from the sale of programming over Lessee's wireless cable system to the bulk billing point by the Lessee's then prevailing basic monthly rate for the sale of programming to individual subscribers receiving wireless cable programming over Lessor's Channels in the Market Area. The determination of the number of Subscribers in any given month may be subject to redetermination by the Lessee, with notice to the Lessor, to take into account those Subscribers who have not paid for at least one full month's subscription fee and those who the Lessee may have disconnected or terminated for lack of payment. In such event, the Connection Fees for the applicable month shall be recalculated at any time within three (3) months of the end of the month in question and deficiencies in the Connection Fee for such month shall be paid promptly by the Lessee to the Lessor and any excess in the Connection Fee for such month shall be applied to offset against any then current payments due from the Lessee to the Lessor.

        (d) Required Certificate, Invoice and Payment Procedure. Lessee shall, within fifteen (15) days after the end of each month after the Start Date, provide Lessor with a Certificate signed by a partner of Lessee showing the number of Subscribers for the preceding month, computed in accordance with Section 5(c). The Connection Fee or Transmission Fee payable by Lessee to Lessor, as determined in accordance with Sections 5(b) and 5(c) hereof, shall be computed on the Certificate, and Lessee shall forward said Connection Fee or Transmission Fee to Lessor at the time of tendering the Certificate. Lessee shall include on the Certificate any other information reasonably requested by Lessor so that Lessor may accurately determine that the Connection Fee tendered by Lessee has been calculated correctly pursuant to Section 5(c) hereof. Any other charges to be paid by Lessee hereunder shall be invoiced to Lessee on a monthly basis by Lessor. Said invoices shall contain an itemization of the charges contained therein, and shall be paid by Lessee within twenty (20) days after the date of receipt thereof.

        (e) Set-Off. The Security Deposit provided for in Section 5(a) hereof shall be set-off on a pro rata basis against the Connection or Transmission Fee due during each month of the fifth year of the Initial Term. The amount of the set-off shall be Fifteen Hundred Dollars ($1,500.00) per month, i.e., Eighteen Thousand Dollars ($18,000.00) divided by Twelve (12) months equals Fifteen Hundred Dollars ($1,500.00) per month.

        (f) Lessor's Expenses. Lessee shall pay all reasonable costs incurred by Lessor subsequent to the execution of this Agreement ("Lessor's Expenses"), including filing fees, legal, engineering and consulting fees, equipment, construction, installation and other expenses associated with obtaining, protecting and maintaining Lessor's FCC authorization (including the satisfaction of any conditions thereon), with performing under this Agreement, and with constructing, operating and maintaining the authorized facilities, so long as such expenses relate to activities required of Lessor under this Agreement or are otherwise approved by Lessee.

        (g) Right to Audit. Lessor and Lessee shall, while this agreement is in force, keep, maintain and preserve complete and accurate records and accounts, including invoices, correspondence, ledgers, financial and other records reasonably required to determine Lessor's and Lessee's charges hereunder, and such records and accounts shall be available for inspection and audit at the respective offices of Lessor and Lessee at any time or times during the time service is being provided to Lessee hereunder or within ninety (90) days thereafter, during reasonable business hours, by Lessor or Lessee or their nominee(s). Lessor and Lessee shall provide each other with five (5) business days' advance written notice of their intent to inspect said records and accounts prior to being allowed to do so. In the event of any dispute to the amount of Connection Fees due to Lessor, such dispute and no other dispute arising under this Agreement, shall be resolved by arbitration before the American Arbitration Association (the "AAA") on a fast track single arbitrator basis. Such dispute shall not in any way result in a default hereunder unless the award of the AAA is not complied with. All non-public information obtained by Lessee or Lessor during any audit shall be maintained on a confidential basis.

        (h) Proration of Fees. In the event that (i) the Start Date shall be a date other than the first day of a calendar month, (ii) this Agreement shall be terminated on a date other than the last day of a calendar month and it is determined that such termination shall have occurred in a manner not affecting Lessor's right to payments hereunder, the Transmission Fee or Connection Fee due Lessor in such month shall be pro rated.

        (i) Subscriber Contracts. Lessor shall not interfere with the right of Lessee or its designee to lawfully modify, waive, rescind, terminate, in whole or in part, or cancel any and all services or contracts with Subscribers. In case any such services or contracts are rescinded, terminated or canceled, Lessor shall not be entitled to any participation in revenues or claims whatsoever with respect to the unperformed portion of any such contract.

      6. Start Date. The Start Date shall be the earlier of the date upon which Lessee first provides service to a Subscriber or the first day of the sixth calendar month following the date upon which Lessor certifies completion of construction pursuant to Section 3(d) hereof. For purposes of this Paragraph, a "Subscriber" is any residential unit or commercial establishment which receives wireless cable service under paid contract with the Lessee or under rights granted by the Lessee.

      7. Unauthorized Reception Over Channels. Lessor if requested by Lessee and to the extent requested, shall use its best efforts to prevent any unauthorized individual or entity from receiving the signals transmitted over the Channels. Lessee shall be responsible for and shall reimburse Lessor for all costs, including legal, engineering, equipment, construction, installation and other expenses associated with any prevention efforts regarding unauthorized reception over the Channels initiated by Lessor on Lessee's behalf provided that Lessee has approved such costs in advance.

      8. Indemnification. Each party shall forever protect, save, defend and keep the other party harmless and indemnify said other party against and from any and all claims, demands, losses, costs (including reasonable attorneys' fees), damages, suits, judgments, penalties, expenses and liabilities of any kind or nature whatsoever arising directly or indirectly out of the acts, omissions, negligence or willful misconduct of the said party, its employees or agents in connection with the performance of this Agreement. Moreover, Lessee shall forever protect, save, defend and keep Lessor and its owners, employees and agents harmless and indemnify them against (i) any and all claims, demands, losses, costs (including reasonable attorneys' fees), damages, suits, judgments, penalties, expenses and liabilities resulting from Lessee's wireless cable operation and from claims of indecency, obscenity, libel, slander or the infringement of copyright or the unauthorized use of any trademark, trade name, service mark or any other claimed harm or unlawfulness arising from the transmission of any programming; and (ii) against claims for infringement of patents arising from Lessor's or Lessee's use of the Transmission Equipment in connection with apparatus or systems of Lessee. Where such indemnification is sought by a party (the "Claiming Party"), (a) it shall notify the other party (the "Indemnifying Party") promptly of any claim or litigation or threatened claim to which the indemnification relates, (b) upon the Indemnifying Party's written acknowledgement of its obligation to indemnify in such instance, in form and substance satisfactory to the Claiming party, the Claiming Party shall afford the Indemnifying Party the opportunity to participate in and, at the option of the Indemnifying Party, control, compromise, settle, defend or otherwise resolve the claim or litigation (and the Claiming Party shall not effect any such compromise or settlement without prior written consent of the Indemnifying Party) and (c) the Claiming Party shall cooperate with the reasonable requests of the Indemnifying Party in its above-described participation in any compromise, settlement, defense or resolution of such claim or litigation.

      9. Insurance. The Lessee shall during the entire term of this Agreement (and all renewal(s) thereof) carry insurance covering (i) general liability, (ii) loss or damage to the transmission equipment, (iii) loss and liability for accidents and other losses in such amounts as is reasonably prudent in view of the potential losses covered. The Lessor shall be named as coinsured on each of such policies and the Lessee shall provide the Lessor with certificates of insurance demonstrating such coverage and co-insured status prior to commencement of construction as provided for in
Section 3(b) hereof.

      10. Representations and Warranties. Each of the parties hereto represents and warrants to the other the following, with respect to facts and issues relating to it;

        (a) Organization. Lessor will, on the Start Date, control the FCC license for the Channels and have full power and authority to carry out all of the transactions contemplated hereby. Lessee has full power and authority to own property and to carry out all of the transactions contemplated hereby.

        (b) Compliance with Law. Lessor and Lessee shall comply with all material laws, rules and regulations governing the business, ownership and operation of the Channels.

        (c) Requisite Authority. All requisite resolutions and other authorizations necessary for the execution, delivery, performance and satisfaction of this Agreement by Lessor and Lessee have been duly adopted and complied with.

        (d) Litigation and Claims. No litigation, proceeding, complaint, investigation or controversy is pending by or before any court or regulatory agency or to the knowledge of Lessor or Lessee is threatened that is material to this transaction, and there is no basis known to it for any such litigation, proceeding, controversy or claim.

      11.  Termination.

        (a) Termination of FCC Authorization. Either party may terminate this Agreement upon prior written notice to the other that Lessor's authority to provide the Channels in accordance with the terms of this Agreement shall have terminated by the FCC. If such FCC termination shall have occurred without breach by either party of its obligations hereunder, such termination shall extinguish and cancel this Agreement and its effect absolutely without further liability on the part of either party to the other except that Lessor shall be entitled to retain the Security Deposit and Lessee shall remain obligated to pay all Transmission Fees, Connection Fees, Monthly Operating Charges and Lessor's expenses through the date of
such termination.   If, however, such FCC termination is caused in whole or
in part by a material breach of this Agreement, then such termination shall not affect or diminish the rights, claims or remedies available in equity or at law to the non-breaching party. If such termination is occasioned by a breach of this Agreement by Lessor, Lessor shall, within ten (10) days after such termination, return the Security Deposit to Lessee, provided, however, that such return shall be without prejudice to any other rights or remedies that Lessee may enjoy under this Agreement.

        (b) Termination by Reason of Default and Nonperformance. At the option of a non-defaulting party, this Agreement may be terminated upon the material breach or default by the other party of its duties and obligations hereunder if such breach or default shall continue for a period of thirty
(30) consecutive days after such party's receipt of written notice thereof from the nondefaulting party. If such termination is occasioned by a breach of this Agreement by Lessor, Lessor shall, within ten (10) days after such termination, return the Security Deposit to Lessee, provided, however, that such return shall be without prejudice to any other rights or remedies that Lessee may enjoy under this Agreement. Failure to make any payment of Transmission Fees, Connection Fees or operating charges shall, if such failure continues for a period of thirty (30) days after written notice thereof to Lessee, constitute a material breach of this Agreement by Lessee. In such event, Lessor may elect to cancel and terminate this Agreement, and retain the Security Deposit, and Lessee shall remain obligated to pay all Transmission Fees, Connection Fees, Operating Charges and Lessor's expenses through the date of such termination.

        (c) Termination for Interference. If, following the Start Date, harmful electrical interference as defined by FCC Rules which precludes service to 25% or more of the homes within the Station's predicted service area should arise which is beyond the control of Lessee and Lessor, Lessee may terminate this Agreement without further liability to Lessor, provided, however, that Lessee shall first give written notice to Lessor of its intent to so terminate, provide therein complete information concerning the origin, nature and duration of such interference and utilize its best efforts for a reasonable period in cooperation with Lessor to eliminate such electrical interference. In the event of termination under this Paragraph, Lessor shall be entitled to retain the Security Deposit and Lessee shall remain obligated to pay all Transmission Fees, Connection Fees, Operating Charges and Lessor's Expenses through the date of such termination.

      12.  Miscellaneous.

        (a) Force Majeure. Notwithstanding anything contained herein to the contrary, no party shall be liable to any other for failure to perform any obligation hereunder (nor shall any charges or payments be obligated to be made in respect thereof) if prevented from doing so by reason of fires, strikes, labor unrest, embargoes, civil commotion, rationing or other orders or requirements, acts of civil or miliary authorities, acts of God or other contingencies beyond the reasonable control of the parties, and all requirements as to notice and other performance required hereunder within a specified period of pendency of any such contingency which shall interfere with such performance.

        (b) Assignment of Interests. Except as provided in Section 12(d) hereof, neither Lessor nor Lessee may assign their rights or interests under this Agreement except with the prior written consent of the other party, which consent shall not be unreasonably withheld.

        (c) Sublease. Lessee may not sublease any rights or interests under this Agreement without the prior consent of Lessor nor may Lessor enter any agreement to provide wireless cable programming or any other transmission service to any other entity in the Market Area without the prior consent of Lessee, it being understood that any sublease or agreement to provide such programming to any other entity shall require that all revenues received by such sublease or third party shall be subject to the Connection Fee provided for in Section 3(c) hereof.

        (d) Right of First Refusal. If at any time Lessor receives and intends to accept a bona fide offer to purchase the MMDS Station, it shall deliver to Lessee notice of the offer. The notice shall specify the proposed purchase price for the station and the terms for payment thereof. For a period of sixty (60) days from receipt of such notice, Lessee shall have a right to notify Lessor that it intends to purchase the MMDS Station at the price and on the terms specified in the notice. If Lessee declines to exercise this right, Lessor will be permitted to consummate the proposed sale or transfer, subject to Lessee's prior and superseding interest as created and existing under the terms and provisions of this Agreement, including the following Section. In the event that any material term of the original offer is changed in any respect or a material new offer is presented, before accepting such offer Lessor must first follow the procedures specified in the foregoing, providing Lessee notice with regard to the revised offer and giving it the opportunity to exercise its right of first refusal thereto. At the commencement of any negotiations with any party for the acquisition by that party of the authorizations, Lessor will provide such party, in writing, with full disclosure of Lessee's rights provided for in this Paragraph and of Lessor's intention to honor those rights. No such sale or transfer of the MMDS Station by Lessor will have the effect of limiting, abbreviating or terminating the rights and interests created in favor of Lessee under this Agreement, including under the following Section.

      13.  There is no paragraph 13 to this Agreement.

      14. Option to Purchase. Lessee shall have an option to purchase Lessor's MMDS Station, subject to FCC approval, upon the following terms:

        (a) Date of Exercise. Lessee may exercise this option by written notice for a period of six (6) months following the first anniversary of the Start Date.

        (b)  Option Price.  The Option Price is Fifty Thousand Dollars
($50,000.00).

        (c) Exercise of Option. Upon exercise of this Option, the parties will promptly seek FCC approval of assignment of the license from Lessor to Lessee. The Option Price will be payable in cash at closing which shall be held within thirty (30) days after FCC grant of assignment or transfer to Lessee shall become final and not subject to FCC or judicial review. In the event the FCC shall not consent to such assignment or transfer, this Agreement shall remain in full force and effect.

        (d) Closing. At closing following exercise of the Option and FCC approval thereof, Lessor shall deliver to Lessee the Station license and all other instruments necessary to perfect Lessee's rights with respect thereto. At such closing this Agreement shall terminate and neither Lessor nor Lessee shall have any further rights or obligations with respect thereto.

      15. Notice. Any notice required to be given by any party to any other party shall be deemed to have been sufficiently given it in writing, deposited in the United States mail in a sealed envelope with postage thereon prepaid and certified or registered, return receipt requested, addressed to Lessor or to Lessee as the case may be, at their respective addresses set forth in the preamble hereto, or, if different, at the last known principal business address of each such party. A copy of any notice to Lessee shall be made in the same manner to:

                          William M. Barnard, Esquire
                          1220 19th Street, N.W., #501
                          Washington, D.C. 20036

      A copy of any notice to Lessor shall be made in the same manner to:

                          Todd Gray, Esquire
                          Dow, Lohnes & Albertson
                          1255 23rd Street, N.W., #500
                          Washington, D.C. 20037

        (f) Severability of Provisions. If any provision hereof is held invalid, the remainder of this Agreement shall not be affected thereby.

        (g) Entire Agreement. This Agreement states the entire agreement as of this date between the parties with respect to the subject matter hereof and supersedes all pre-existing oral, letter or other agreements or commitments with respect thereto. This Agreement may be modified only by an agreement in writing executed by all of the parties hereto.

        (h) Survival of Representations. All representations, warranties, covenants and agreements made by the parties hereto shall survive the execution and delivery hereof.

        (i) Payment of Expenses. Except as otherwise provided herein, the parties shall pay their own expenses incident to the preparation and carrying out of this Agreement, including all fees and expenses of their respective counsel.

        (j) Further Action. From time to time after the date of execution hereof, the parties shall take such further action and execute such further documents, assurances and certificates as either party may reasonably request of the other in order to effectuate the purposes hereof. In addition, each party agrees that it will not take any action which would adversely affect the rights granted by it to the other party hereunder.

        (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties hereto shall have had delivered to it this Agreement duly executed by the other party hereto.

        (l) Headings. The headings herein are inserted for convenience only and shall not constitute a part hereof.

        (m) Dealings with Third Parties. No party is, nor shall any party hold itself out to be, vested with any power or right to contractually bind, or act on behalf of any other as its contracting broker, agent or otherwise for committing, selling, conveying or transferring any of the other party's assets or property, contracting for or in the same of the other party, or making any contractually binding representations as to the other party which shall be deemed representations contractually binding such party. In particular, Lessee shall not be identified as the FCC licensee or permittee of the Channels and Lessor shall not be held out as the programmer of the Channels.

        (n) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Vermont.

        (o) FCC Rules. Anything contained herein to the contrary notwithstanding, nothing herein shall in any way limit the rights and remedies of Lessor or Lessee under FCC rules and regulations.

        (p) FCC Licenses. Nothing contained herein shall be construed as granting to Lessee any rights in or to any FCC authorizations or license(s) which may be held by Lessor.

        (q) Time of Essence. Whenever this Agreement shall set forth any time for the performance of an act, such time shall be deemed of the essence.

        (r) Benefit. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and, to the extent permissible hereunder, assigns. Nothing in this Agreement expressed or implied, is intended to or shall (a) confer on any person other than the parties hereto or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto partners or participants in a joint venture.

        (s) Confidentiality. All non-public information exchanged by the parties or acquired by them in connection with their performance under this Agreement shall be kept confidential.

        (t) Reformation. If the FCC or any other governmental authority should (i) change its Rules or policies in a manner that would affect the enforceability of this Agreement, (ii) directly or indirectly reject or take action to challenge the enforceability of this Agreement, or (iii) take any steps whatsoever, on its own initiative or by petition from another person, to challenge or deny the authority heretofore granted by the FCC with regard to the Channels, then the parties hereto shall promptly negotiate in good faith to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action. No party shall take any action that contributes to such FCC action.

        (u) Specific Performance. The parties acknowledge and agree that the rights reserved to each of them hereunder are of a special, unique, unusual and extraordinary character, which gives them a particular value, the loss of which cannot be adequately or reasonably compensated for in damages in an action at law, and the breach by either of the parties of any of the provisions hereof will cause the other parties irreparable injury and damage. In such event, the non-defaulting party shall be entitled, as a matter of right, to require of the defaulting party specific performance of all of the acts, services and undertakings required hereunder including the reasonable obtaining of all requisite authorizations to execute or perform this Agreement and to obtain injunctive and other equitable relief in any competent court to prevent the violation of any of the provisions hereof. Neither this provision nor any exercise by any party or rights to equitable relief or specific performance herein granted shall constitute a waiver of any other rights which it may have to damages or otherwise.

        (v) Waiver. The express or implied waiver by either party of any breach of any representation or warranty or any failure to fulfill any condition, covenant or other obligation or liability under this Agreement shall not constitute a waiver of any other representation or warranty or of any other failure in the future or in the past by the other party to fulfill such representation, warranty, condition, covenant, obligation or liability hereunder.

        (w) Word Meanings. As used in this Agreement, the term "including" shall be deemed to mean "including, without limitation". All pronouns and any variations therefore shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. A "Final Order" means a written action or order issued by the FCC: (a) which has not been reversed, stayed, enjoined, set aside, annulled or suspended; and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the time for filing any such requests, and the time for the FCC to set aside the action on its own motion, has expired, or (ii) in the event of review, reconsideration or appeal, the action or order has been affirmed and the time for further review, reconsideration or appeal has expired.


                                        LAWRENCE N. BRANDT


                                        By: /S/_____________________________



Date:  October 10, 1991


                                        NEW ENGLAND WIRELESS CABLE, INC.


                                        By: /S/_____________________________
                                            President


Date:  October 18, 1991